Exhibit 21.1

Subsidiaries of Registrant

We own four wholly owned operating subsidiaries: (1) Springfield Coach Industries Corporation, Inc., a Missouri corporation; (2) Commercial Transportation Manufacturing Corporation, a New York corporation; (3) Coach Financial Services, Inc., a Florida corporation; and (4) Corporate Development Services, Inc. and its three subsidiaries; Subcontracting Concepts, Inc., a New York Corporation, SCI Two-Wheel, Inc and ..Subcontracting Concepts, Inc., a Connecticut Corporation.